Exhibit 99.1

Loar Holdings Inc. Reports Q2 2025 Record Results and Upward Revision to 2025 Outlook and Announces the Acquisition of Beadlight Ltd.

August 13, 2025

WHITE PLAINS, NY., August 13, 2025 /ACCESSWIRE/ -- Loar Holdings Inc. (NYSE: LOAR) (the “Company,” “Loar,” “we,” “us” and “our”), reports record results for the second quarter of 2025, upward revision to 2025 guidance, and announces the acquisition of Beadlight Ltd. (“Beadlight”).

“Strong execution of our value drivers, combined with the rich proprietary content of our diversified portfolio of capabilities aligned perfectly to achieve these record results in the second quarter,” stated Dirkson Charles, Loar CEO and Executive Co-Chairman of the Board of Directors. “Each of our end markets experienced record sales, with Commercial OEM being up 18%, Commercial Aftermarket up 29%, and Defense growing 51% as compared to the second quarter of 2024. In addition, I am excited to welcome the team at Beadlight Ltd. to Loar. Beadlight is our 18th completed acquisition since inception in 2012.”

Second Quarter 2025

•
Net sales of $123.1 million, up 26.9% compared to the prior year’s quarter.
•
Net income of $16.7 million, up 118.7% compared to the prior year’s quarter.
•
Diluted earnings per share of $0.17, up 88.9% compared to the prior year’s quarter.
•
Adjusted EBITDA of $47.1 million, up 34.5% compared to the prior year’s quarter.
•
Net income margin for the quarter improved to 13.6% compared to the prior year’s quarter net income margin of 7.9%.
•
Adjusted EBITDA Margin for the quarter improved to 38.3% compared to 36.1% for the prior year’s quarter.
•
Adjusted Earnings Per Share of $0.23, up 76.9% compared to the prior year’s quarter.

Loar reported net sales for the quarter of $123.1 million, an increase of $26.1 million or 26.9% over the prior year’s quarter. Organically(1), net sales increased 11.3% or $11.0 million, to $108.0 million.

Net income for the quarter increased $9.1 million to $16.7 million from a net income of $7.6 million in the comparable quarter a year ago. The increase in net income for the quarter was primarily driven by lower interest expense and an increase in operating income, partially offset by a higher tax provision.

Adjusted EBITDA for the quarter was $47.1 million, an increase of 34.5% or $12.1 million compared to the prior year’s quarter. Adjusted EBITDA as a percentage of net sales was 38.3%, compared to 36.1% in the second quarter of the prior year. The increase in Adjusted EBITDA as a percentage of net sales was due to the continued execution of our strategic value drivers and accretive impact of increased sales of higher margin products, partially offset by additional costs associated with being a public company, including Sarbanes-Oxley Act compliance and additional organizational costs.

Year-to-Date

•
Net sales of $237.8 million, up 25.9% over the comparable period a year ago.
•
Net income of $32.0 million, up 223.9% over the comparable period a year ago.
•
Diluted earnings per share of $0.33, up 200.0% over the comparable period a year ago.
•
Adjusted EBITDA of $90.3 million, up 32.6% over the comparable period a year ago.
•
Net income margin improved to 13.5% compared to 5.2% in the comparable period a year ago.
•
Adjusted EBITDA Margin improved to 38.0% compared to 36.0% in the comparable period a year ago.
•
Adjusted Earnings Per Share of $0.43, up 152.9% over the comparable period a year ago.

“Execution of our strategic value drivers has delivered 200 basis points of Adjusted EBITDA Margin expansion for the six months ended June 30, 2025, as compared to the same period a year ago.” stated Glenn D’Alessandro, Loar Treasurer and CFO. “This execution allows us to improve our Adjusted EBITDA Margin guidance for 2025 to approximately 38%.”

Net sales for the first six months ended June 30, 2025, were $237.8 million, an increase of $48.9 million or 25.9% over the comparable period of the prior year. Organically(1), net sales increased 11.2% or $21.2 million, to $210.1 million.

Net income year-to-date increased $22.1 million to $32.0 million from a net income of $9.9 million for the comparable period a year ago.

Adjusted EBITDA for the first six months of 2025 was $90.3 million, an increase of 32.6% or $22.2 million over the comparable period a year ago. Adjusted EBITDA as a percentage of net sales was 38.0%, compared to 36.0% for the first six months of the prior year.

Please see the attached Table 4 for a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the periods discussed in this press release.

(1)

Net organic sales represent net sales from our existing businesses for comparable periods and exclude net sales from acquisitions. We include net sales from new acquisitions in net organic sales from the 13th month after the acquisition on a comparative basis with the prior period.

Beadlight Ltd. Acquisition

On July 28, 2025, we completed the acquisition of Beadlight Ltd. For over 25 years Beadlight has designed, developed, and manufactured illumination solutions, air filtration systems, and human-machine interface products from its facility in Witney, England. Boasting the first ever LED reading light for a commercial airliner, Beadlight is known industry wide for its ability to deliver bespoke lighting solutions for the premium cabin. Through its “Beadlight diffusion,” Beadlight, enhances the passenger experience by providing unique light spread, color temperature and positioning. Nearly all Beadlight’s revenue is derived from its portfolio of proprietary products which are primarily delivered into the commercial aerospace end market. In recognition of its success, Beadlight was awarded the King’s Award for Enterprise in 2025.

"Beadlight represents a great fit for Loar strategically. With its niche capabilities, approximately half of its revenues derived from the aftermarket, and proprietary offering, we are excited to incorporate Beadlight into the broader Loar family, accelerating our collective growth," stated Mr. Charles.

Credit Agreement Amendment

On August 1, 2025, we amended our credit agreement pursuant to which the interest rate was reduced by 50 basis points. At our election, interest on loans will accrue at the Secured Overnight Financing Rate (SOFR) plus the applicable margin of 4.25% as long as the Company maintains a leverage ratio of less than 5.5 to 1.

Full Year 2025 Outlook – Revised*

“We have revised our guidance upward as a result of the increasing demand for our products, the success of executing along all of our value drivers, and the impact of the acquisition of Beadlight,” stated Mr. D’Alessandro.

•
Net sales – between $486 million and $494 million, up from between $482 million and $490 million.
•
Net income – between $65.0 million and $70.0 million, up from between $59.0 million and $64.0 million.
•
Adjusted EBITDA – between $184 million and $187 million, up from between $182 million and $185 million.
•
Diluted Earnings per share – between $0.68 and $0.73, up from between $0.61 and $0.66.
•
Net income margin – approximately 13%, up from approximately 12%.
•
Adjusted Earnings Per Share – between $0.83 and $0.88, up from between $0.71 and $0.76.
•
Adjusted EBITDA Margin – approximately 38%, up from approximately 37.5%.
•
Interest expense – $26 million, down from $28 million.
•
Effective tax rate – approximately 25%, down from approximately 30%.
•
Market Assumptions – Full year outlook is based on the following assumptions:
o
Commercial, Business Jet, and General Aviation OEM growth of high single-digits.
o
Commercial, Business Jet, and General Aviation aftermarket growth of low double-digits.
o
Defense growth of high double-digits.

*Full Year 2025 Outlook - Revised does not include the impact of the pending LMB acquisition.

Adjusted EBITDA, Adjusted Earnings Per Share and Adjusted EBITDA Margin are non-GAAP financial measures provided in the “Full Year 2025 Outlook – Revised*” section on a forward-looking basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

Earnings Conference Call

A conference call will be held at 10:30 a.m., Eastern Time on August 13, 2025. To participate in the call telephonically please dial +1 877-407-0670 / +1 215-268-9902. International participants can find a list of toll-free numbers here. A live audio webcast will also be available at the following link as well as through the Investor section of Loar Holdings website; https://ir.loargroup.com.

The webcast will be archived and available for replay later in the day.

About Loar Holdings Inc.

Loar Holdings Inc. is a diversified manufacturer and supplier of niche aerospace and defense components that are essential for today’s aircraft and aerospace and defense systems. Loar has established relationships across leading aerospace and defense original equipment manufacturers and Tier Ones worldwide.

Non-GAAP Supplemental Information

We present in this press release certain financial information based on our EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share. References to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA, and references to “Adjusted EBITDA Margin” refer to Adjusted EBITDA divided by net sales. References to "Adjusted Earnings Per Share" mean net income plus certain adjustments as set forth in the reconciliations below to derive Adjusted EBITDA from EBITDA, less the tax effect of these adjustments. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share are not measurements of financial performance under U.S. GAAP. We present EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share because we believe they are useful indicators for evaluating operating performance. In addition, our management uses Adjusted EBITDA to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses Adjusted EBITDA of target companies to evaluate acquisitions.

Although we use EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share as measures to assess the performance of our business and for the other purposes set forth above, the use of non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest payments on our indebtedness.
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the cash requirements for such replacements are not reflected in EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin.
•
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share exclude the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.
•
The omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin.
•
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin do not include the payment of taxes, which is a necessary element of our operations.

Because of these limitations, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share should not be considered as measures of cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share in isolation and specifically by using other U.S. GAAP measures, such as net sales and operating profit, to measure our operating performance. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share are not measurements of financial performance under U.S. GAAP, and they should not be considered as alternatives to net income or cash flow from operations determined in accordance with U.S. GAAP. Our calculations of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share may not be comparable to the calculations of similarly titled measures reported by other companies.

Future Looking Statements

This press release includes express or implied forward-looking statements. Forward-looking statements include all statements that are not historical facts, including those that reflect our current views with respect to, among other things, our operations and financial performance. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words or similar terms and phrases may identify forward-looking statements in this press release, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this press release, including, but not limited to, the statements under the heading “Full Year 2025 Outlook – Revised*” is based on management’s current expectations and are not guarantees of future performance. Our expectations and beliefs are expressed in management’s good faith, and we believe there is a reasonable basis for them, however, the forward-looking statements are subject to various known and unknown risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control. We believe that these factors include but are not limited to the following: the almost exclusive focus of our business on the aerospace and defense industry; our heavy reliance on certain customers for a significant portion of our sales; our ability to timely close on the LMB acquisition; the fact that we have in the past consummated acquisitions and our intention to continue to pursue acquisitions, and that our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations; and the other risks and uncertainties described in Part I, Item 1A of the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2025, and other periodic reports filed by the Company from time to time with the SEC.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in the forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release and is expressly qualified in its entirety by the cautionary statements included in this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable law.

Contact

Ian McKillop

Loar Holdings Inc. Investor Relations

IR@loargroup.com

Loar Holdings Inc.

Table 1: Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands except share amounts)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$103,342	$54,066
Accounts receivable, net	71,945	63,834
Inventories	99,883	92,639
Other current assets	10,457	9,499
Income taxes receivable	395	632
Total current assets	286,022	220,670
Property, plant and equipment, net	75,666	76,605
Finance lease assets	2,033	2,171
Operating lease assets	5,957	5,584
Other long-term assets	20,025	17,389
Intangible assets, net	420,469	434,662
Goodwill	688,051	693,537
Total assets	$1,498,223	$1,450,618

Liabilities and equity
Current liabilities:
Accounts payable	$16,244	$12,086
Current portion of finance lease liabilities	255	232
Current portion of operating lease liabilities	668	603
Income taxes payable	2,721	1,984
Accrued expenses and other current liabilities	26,585	26,901
Total current liabilities	46,473	41,806
Deferred income taxes	34,891	32,892
Long-term debt, net	277,669	277,293
Finance lease liabilities	3,036	3,170
Operating lease liabilities	5,472	5,136
Other long-term liabilities	1,949	1,816
Total liabilities	369,490	362,113

Commitments and contingencies

Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, and no shares issued or outstanding	—	—
Common stock, $0.01 par value, 485,000,000 shares authorized; 93,622,471 and 93,556,071 issued and outstanding at June 30, 2025 and December 31, 2024, respectively	936	936
Additional paid-in capital	1,116,823	1,108,225
Retained earnings (accumulated deficit)	11,469	(20,560)
Accumulated other comprehensive loss	(495)	(96)
Total equity	1,128,733	1,088,505
Total liabilities and equity	$1,498,223	$1,450,618

Loar Holdings Inc.

Table 2: Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands except per common share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$123,123	$97,015	$237,782	$188,859
Cost of sales	56,924	49,489	111,877	96,900
Gross profit	66,199	47,526	125,905	91,959
Selling, general and administrative expenses	36,898	27,276	70,000	50,176
Transaction expenses	1,984	929	2,444	1,105
Other income, net	—	2,867	—	2,867
Operating income	27,317	22,188	53,461	43,545
Interest expense, net	6,481	10,636	12,940	28,370
Refinancing costs	-	1,645	-	1,645
Income before income taxes	20,836	9,907	40,521	13,530
Income tax provision	(4,123)	(2,266)	(8,492)	(3,640)
Net income	$16,713	$7,641	$32,029	$9,890
Net income per common share:
Basic	$0.18	$0.09	$0.34	$0.11
Diluted	$0.17	$0.09	$0.33	$0.11
Weighted average common shares outstanding:
Basic	93,586	87,534	93,571	87,534
Diluted	96,113	89,242	95,933	89,242

Loar Holdings Inc.

Table 3: Condensed Consolidated Statements of Cash Flows

(Unaudited, amounts in thousands)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net income	$32,029	$9,890
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,948	5,408
Amortization of intangibles and other long-term assets	19,197	14,304
Amortization of debt issuance costs	447	692
Stock-based compensation	6,739	4,474
Deferred income taxes	884	(2,451)
Non-cash lease expense	313	277
Refinancing costs	—	1,645
Adjustment to contingent consideration liability	—	(2,867)
Changes in assets and liabilities:
Accounts receivable	(7,653)	(1,714)
Inventories	(6,198)	(7,201)
Other assets	(3,184)	(4,550)
Accounts payable	3,851	3,428
Income taxes payable	653	441
Accrued expenses and other current liabilities	(571)	(3,629)
Operating lease liabilities	(292)	(252)
Net cash provided by operating activities	52,163	17,895

Investing Activities
Capital expenditures	(4,718)	(4,452)
Proceeds from sale of fixed assets	—	322
Proceeds from acquisition purchase price adjustment	—	289
Net cash used in investing activities	(4,718)	(3,841)

Financing Activities
Net proceeds from issuance of common stock	—	325,731
Proceeds from exercise of stock options	1,859	—
Payments of long-term debt	—	(286,349)
Financing costs and other, net	—	(1,676)
Payments of finance lease liabilities	(110)	(90)
Net cash provided by financing activities	1,749	37,616

Effect of translation adjustments on cash and cash equivalents	82	44
Net increase in cash and cash equivalents	49,276	51,714

Cash and cash equivalents, beginning of period	54,066	21,489
Cash and cash equivalents, end of period	$103,342	$73,203

Supplemental information
Interest paid during the period, net of capitalized amounts	$13,056	$28,035
Income taxes paid during the period, net	$7,061	$5,596

Loar Holdings Inc.

Table 4: Reconciliation of Net income to EBITDA and Adjusted EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$16,713	$7,641	$32,029	$9,890
Adjustments:
Interest expense, net	6,481	10,636	12,940	28,370
Refinancing costs	—	1,645	—	1,645
Income tax provision	4,123	2,266	8,492	3,640
Operating income	27,317	22,188	53,461	43,545
Depreciation	3,050	2,730	5,948	5,408
Amortization	9,637	7,039	19,197	14,304
EBITDA	40,004	31,957	78,606	63,257
Adjustments:
Other income, net (1)	—	(2,867)	—	(2,867)
Transaction expenses (2)	1,984	929	2,444	1,105
Stock-based compensation (3)	3,650	4,387	6,739	4,474
Acquisition and facility integration costs (4)	1,480	625	2,462	2,093
Adjusted EBITDA	$47,118	$35,031	$90,251	$68,062
Net sales	$123,123	$97,015	$237,782	$188,859
Net income margin	13.6%	7.9%	13.5%	5.2%
Adjusted EBITDA Margin	38.3%	36.1%	38.0%	36.0%

(1)
For the three and six months ended June 30, 2024, represents the reduction in the estimated contingent purchase price for the CAV acquisition.
(2)
Represents third party transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred. During the three and six months ended June 30, 2025, approximately $0.9 million of costs related to the secondary stock offering from which we did not receive any proceeds were also included in transaction expenses.
(3)
Represents the non-cash compensation expense recognized by the Company for equity awards.
(4)
Represents costs incurred to integrate acquired businesses and product lines into our operations, facility relocation costs and other acquisition-related costs.

Loar Holdings Inc.

Table 5: Sales by End-Market

(Unaudited, amounts in thousands)

	Three Months Ended June 30,
	2025			2024
	OEM Net Sales	Aftermarket Net Sales	Total Net Sales	OEM Net Sales	Aftermarket Net Sales	Total Net Sales
Commercial Aerospace	$19,440	$34,836	$54,276	$14,299	$26,894	$41,193
Business Jet and General Aviation	17,895	12,267	30,162	17,438	9,725	27,163
Total Commercial	37,335	47,103	84,438	31,737	36,619	68,356
Defense	14,332	17,139	31,471	8,855	12,022	20,877
Non-Aerospace	2,655	4,559	7,214	3,451	4,331	7,782
Total	$54,322	$68,801	$123,123	$44,043	$52,972	$97,015

	Six Months Ended June 30,
	2025			2024
	OEM Net Sales	Aftermarket Net Sales	Total Net Sales	OEM Net Sales	Aftermarket Net Sales	Total Net Sales
Commercial Aerospace	$35,504	$67,239	$102,743	$30,492	$52,043	$82,535
Business Jet and General Aviation	37,318	23,702	61,020	33,645	19,132	52,777
Total Commercial	72,822	90,941	163,763	64,137	71,175	135,312
Defense	26,058	34,195	60,253	16,641	20,871	37,512
Non-Aerospace	5,521	8,245	13,766	7,751	8,284	16,035
Total	$104,401	$133,381	$237,782	$88,529	$100,330	$188,859

Loar Holdings Inc.

Table 6: Reconciliation of Earnings Per Share to Adjusted Earnings Per Share

(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reported earnings per share
Net income	$16,713	$7,641	$32,029	$9,890
Denominator for basic and diluted earnings per common share:
Weighted-average common shares outstanding - basic	93,586	87,534	93,571	87,534
Effect of dilutive common shares	2,527	1,708	2,362	1,708
Weighted average common shares outstanding—diluted	96,113	89,242	95,933	89,242
Net income per common share—basic	$0.18	$0.09	$0.34	$0.11
Net income per common share—diluted	$0.17	$0.09	$0.33	$0.11

Adjusted Earnings Per Share
Net income	$16,713	$7,641	$32,029	$9,890
Refinancing costs	—	1,645	—	1,645
Gross adjustments to EBITDA	7,114	3,074	11,645	4,805
Tax adjustment (1)	(1,523)	(585)	(2,046)	(1,115)
Adjusted net income	$22,304	$11,775	$41,628	$15,225
Adjusted Earnings Per Share - diluted	$0.23	$0.13	$0.43	$0.17

Diluted earnings per share to Adjusted Earnings Per Share
Net income per common share—diluted	$0.17	$0.09	$0.33	$0.11
Adjustments to diluted earnings per share:
Refinancing costs	—	0.02	—	0.02
Other income	—	(0.03)	—	(0.03)
Transaction expenses	0.02	0.01	0.03	0.01
Stock-based compensation	0.04	0.05	0.07	0.05
Acquisition and facility integration costs	0.02	—	0.03	0.02
Tax adjustment (1)	(0.02)	(0.01)	(0.03)	(0.01)
Adjusted Earnings Per Share	$0.23	$0.13	$0.43	$0.17
(1)
The tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate. To determine the applicable effective tax rate, transaction expenses, stock-based compensation, and acquisition and facility integration costs are excluded from adjusted net income and therefore we have excluded the impact those items have on the effective tax rate.